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                                                                   EXHIBIT B-201



                                    BYLAWS



                              GPU SAO PAULO S.A.
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                              GPU SAO PAULO S.A.



        Minutes of the General Meeting for Incorporation of a Company
                                    held on
                                 March 3,1998


On March 10, 1998, at 10 a.m., in the City of Sao Paulo, State of Sao Paulo, at Rua Boa Vista, 254, 7th floor, room 721, the undersigned met with the purpose of organizing GPU SAO PAULO S.A., to wit: (A) GPU BRASIL, INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in the City of Parsippany, State of Delaware, United States of America, at One Upper Pond Road, herein represented by its attorney-in-fact, IRENE DIAS DA SILVA, Brazilian, single, lawyer, resident and domiciled in the City of Sao Paulo, State of Sao Paulo, with offices at Rua Boa Vista, 254, 9th floor, bearer of Identity Card (R.G.) No. 4.121.494 SSP/SP, and enrolled in the Individual Taxpayers' Register (CPF) under No. 055.894.288-15; and (b) GPU ELECTRIC, INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business in the City of Parsippany, State of Delaware, United States of America, at One Upper Pond Road, herein represented by its attorney-in-fact, IRENE DIAS DA SILVA, identified above. At the request of those present, Ms. Rosana Renata Cirillo Gerez Noguero acted as Chairman of the meeting, and invited me, Maria Helena R. Marcondes Pedrosa, to act as Secretary, and the presiding board was thus established. Immediately thereafter, the Chairman declared that the General Meeting was convened to resolve on the incorporation of a Joint-stock Company, governed pursuant to Law 6404 of December 15, 1976, under the name GPU SAO PAULO S.A., of which all those present were fully aware. After these explanations, the Chairman requested that I, the Secretary, proceed with the reading of the Bylaws draft, which I did, and whose content is the following: BYLAWS OF GPU DO BRASIL S.A.-PART I. - NAME, HEAD OFFICE, OBJECT AND DURATION. Article 1. - Under the name of GPU Sao Paulo S.A. a joint-stock company (sociedade anonima) is hereby incorporated, and shall be governed by these Bylaws and by applicable law.
Article 2. - The company shall have its head office and jurisdiction at Rua Boa Vista, 254, 7th floor, room 721, in the City of Sao Paulo, State of Sao Paulo, and may open branches, agencies or

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representative offices in any other part of the country or abroad, as the
Executive Committee may by resolution determine. Article 3. - The object of the company is: (a) the participation in other foreign or national companies dedicated to the generation, distribution and transmission of electric power, whether or not commercial, as a partner, shareholder or quotaholder; and (b) the representation of other foreign or national companies. Article 4. - The duration of the company's corporate life is indeterminate. PART II. - SHARE CAPITAL. Article 5. - The capital of the company is one thousand reais (R$ 1.000,00), divided into one thousand (1,000) ordinary or common, registered shares, with a par value of one real (R$ 1,00) each, which may be represented by multiple or single certificates, which shall be signed by two directors. Paragraph 1. - Shareholders shall have a preemptive right to the subscription of capital shares in proportion to the number of shares previously held thereby.
In the event any shareholder waives his or its preemptive right in writing or, if consulted, does not reply within thirty (30) days as from the consultation date, the Executive Committee may offer such shares to third parties. Paragraph
2. Subscription of the shares in the capital stock for payment in installments is subject to the initial payment provided for pursuant to the law, and the balance shall be paid according to the conditions established by the Executive Committee, with the approval of the Audit Committee, if in operation. Article
6. - Each common registered share shall be entitled to one vote in the resolutions of the General Meeting. PART III. - MANAGEMENT. Article 7. - The company shall be managed by an Executive Committee made up of at least two (2) and at most four (4) directors, shareholders or not, but all resident in the country and elected by the Annual General Meeting. One of the Directors shall be the Director President and the others shall be Directors without specific title. Article 8 - The term of office of the Executive Committee shall be of one year, from one Annual General Meeting to the next. All directors shall remain in office until their successors are invested in office, re-election being permitted. Sole Paragraph - The remuneration of the directors shall be established by the general meeting that elected them. Article 9. - In the event of a vacancy, for any reason, in the office of the Director President, the Executive Committee shall appoint an alternate among the remaining directors, in the first meeting to be held after the vacancy takes place. In the event of a vacancy in any other office of the Executive Committee, the Executive Committee in the first meeting to be held after the

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vacancy, if it does think fit or necessary, shall temporarily fill the vacancy with a person that shall remain in office until the first general meeting held after such event, when the vacancy shall be permanently filled. Sole Paragraph
- The director appointed in accordance with this article shall remain in office until the first general meeting to be held after such event. Article 10. - The Executive Committee shall manage the business of the company in general and in so doing shall perform all necessary or advisable acts, except for those which by law or these Bylaws are required to be done by a general meeting. The powers of the Committee shall include, but are not limited to, those sufficient for:
(a) ensuring observance of the law and these Bylaws; (b) ensuring the implementation of the resolutions taken at general meetings and at its own meetings; (c) administering, managing and directing the business of the company;
(d) issuing and approving such internal instructions and regulations as it shall deem necessary or desirable; and (e) distributing among its members the management duties of the company. Paragraph 1. - The Director President shall represent the company, as plaintiff or defendant, in and out of Court, before third parties, before any government departments or federal, state or municipal authorities, as well as before autarchies, mixed economy companies and parastate entities. Paragraph 2. - The Executive Committee may in meeting appoint any director or authorize the appointment of an attorney in fact to individually perform any act which the Executive Committee or any director is competent to perform without prejudice to any identical powers or attributes granted by these Bylaws or by the Executive Committee to the Committee or to any director. Paragraph 3. - The sale, exchange, transfer or other disposal, or mortgage, pledge or encumbrance of whatever nature, of the company's real assets shall be subject to the authorization and approval of the general meeting. Article 11. - The Executive Committee shall meet whenever necessary and at least once a year under the chairmanship of the Director President or, in his absence, of any director chosen on the occasion. Paragraph 1. - Meetings shall always be called by the Director President or any two (2) directors. The presence of a majority of the then existing directors shall constitute a quorum and permit valid resolutions or, if the company shall have only two directors at the time, the presence of such two directors shall constitute a quorum. Paragraph 2. - The resolutions of the Executive Committee shall be recorded in minutes drawn up in the proper book and shall be approved by a majority of votes, the Chairman of the meeting having an additional casting vote in the case of

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a tie.  Article 12. - In the case of temporary absence or impairment of any director, such director may, subject to the approval of the Executive Committee, select an alternate director to serve during his absence or impairment. The alternate director shall exercise all functions and shall have all powers, rights and duties of the director for whom he is an alternate director. Sole Paragraph - The alternate director may be a director himself, in which case he shall have, at the Executive Committee Meetings, one vote for himself and another vote as an alternate director. Article 13. - Deeds of any nature, bills of exchange, checks, money orders, contracts and other documents which create any liability or obligation for the company must be signed: (a) by two (2) directors jointly; (b) by any one (1) director jointly with an attorney in fact; or (c) by two (2) attorneys in fact jointly, provided that they have been vested with special and specific powers. Sole Paragraph - In accordance with the provisions of Article 10, paragraph 2, the company may be represented by a sole director or attorney in fact, acting individually. Article 14. - Powers of attorney in the name of the company shall always be granted by two (2) directors, shall specify the powers conferred and, with the exception of those granted for judicial purposes, shall be granted for a limited period of at most one year. Article 15. - The acts of any director, employee of, or attorney for the company, which involve the company in any obligation relative to business or operations outside the scope of the object of the company, such as sureties, "avais", endorsements or any other guarantees, in favor of third parties, are hereby expressly forbidden and shall be deemed to be null and void and without any effect in relation to the company, except when expressly authorized by the Executive Committee in meeting. PART IV. -GENERAL MEETINGS. Article 16. - General meetings shall be annual general meetings and extraordinary general meetings. The annual general meetings shall be held within the first four months following the end of the financial year, and extraordinary general meetings shall be held as often as may be necessary. Article 17. - General meetings shall be presided over by the Director President of the company or by his substitute, or, in the absence of both, by a shareholder chosen by a majority of votes of those present. The Chairman of the meeting shall appoint the Secretary of the meeting. PART V. - AUDIT COMMITTEE. Article 18. - The company's Audit Committee, which shall be made up of three (3) effective members and three deputies, shall operate in a provisional capacity and shall be composed, installed and remunerated in accordance with

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applicable law.  PART VI. - FINANCIAL YEAR, BALANCE SHEET AND PROFITS.  Article
19. - The financial year shall begin on the 1st of January and end on the 31st of December of each year. Article 20. - At the end of each financial year, the financial statements shall be drawn up in accordance with the provisions of the law. Article 21. - The net profits ascertained in each financial year shall be applied as determined at a general meeting and as approved by the Audit Committee, if in operation, after the deductions required by law have been made. Sole Paragraph. - Shareholders are assured the right to receive a compulsory annual dividend of not less than five percent (5%) of the net profit of the year, increased or reduced by the following amounts: (a) quota for the formation of the legal reserve; (b) amount for the formation of contingency reserves and reversion of these same reserves formed in previous years; and (c) realizable profits transferred to the respective reserve and profits previously recorded in this reserve and realized during the year. PART VII. - LIQUIDATION. Article
22. - The company shall go into liquidation when required by law, the general meeting being competent to determine the manner of liquidation and to appoint the liquidator and the Audit Committee which shall officiate during the period of liquidation. Article 23. - In the event of any omission or doubt hereunder, the legal provisions in force shall prevail." After the document transcribed above was read, the Chairman put the subject and the By-laws draft to discussion and then to a vote, and both were fully and unanimously approved. Immediately thereafter, the Chairman verified the subscription of the corporate capital of GPU SAO PAULO S.A., which was carried out according to the Subscription Bulletin, and the deposit voucher of the amount received from the subscribers in Brazilian currency, which was made on this date at the Banco do Brasil S.A., Central Branch - Sao Bento, by way of payment of ten percent (10%) of the corporate capital, which documents shall become an integral part hereof, i.e., the total amount of one hundred reais (R$ 100,00). After verification of whether all legal formalities had been complied with, and after the approval by the shareholders of all documents presented at this meeting, the Chairman declared that GPU SAO PAULO S.A. was definitely incorporated, for all purposes of the law, and that the election of the officers of the company had to be carried out. After the matter was put to a vote, Ms. Rosana Renata Cirillo Gerez Noguero, Brazilian, married, lawyer, resident and domiciled in the City of Maua, State of Sao Paulo, with offices at Rua Boa Vista, 254, 7th floor, room 721, bearer of Identity Card (R.G.)

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No. 8.917.535 SSP/SP, and enrolled in the Individual Taxpayers' Register (CPF)
under No. 033.624.038-40 was elected Director President of the Company, and Ms. Maria Helena R. Marcondes Pedrosa, Brazilian, single, translator, resident and domiciled in the City of Sao Paulo, State of Sao Paulo, with offices at Rua Boa Vista, 254, 7th floor, bearer of Identity Card (R.G.) No. 3.160.238 SSP/SP, and enrolled in the Individual Taxpayers' Register (CPF) under No. 215.414.268-00, was elected Director Vice-president. After the result of the voting was informed to all those present, the Chairman explained that the members elected hereby accepted their appointment, representing that they were fully aware of the provisions of article 147 of Law 6404 of December 15, 1976, and consequently that they were not involved in any crime provided for by law, which might prevent them from carrying out commercial activities. Therefore, the Directors were invested in their offices, after compliance with the legal formalities, with a term of office of one (1) year, and with an aggregate annual compensation of one hundred reais (R$ 100,00). Finally, it was unanimously resolved that the Audit Committee of the Company would not be installed, pursuant to article 161 of Law 6404 of December 15, 1976, and by article 18 of the Bylaws herein approved. There being nothing further to discuss, the floor was offered to whomever wished to take it, and since nobody did, the works were closed and the meeting adjourned for the time necessary to draw up these minutes, which after the meeting was reinstalled, were read, approved and signed by all those present.


                    Sao Paulo, March 10, 1998



                         (sgd)
                         Rosana Renata Cirillo Gerez Noguero
                         Chairman

                         (sgd)
                         Maria Helena R. Marcondes, Pedrosa
                         Secretary

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Shareholders:            GPU BRASIL, INC.
                    By   (sgd)
                         Irene Dias da Silva



                         GPU ELECTRIC, INC.
                    By   (sgd)
                         IRENE DIAS DA SILVA



Directors:


                         (sgd)
                         Rosana Renata Cirillo Gerez Noguero
                         Director President


                         (sgd)
                         Maria Helena R. Marcondes Pedrosa
                         Director Vice-president


                         Acknowledged and agreed:
                         (sgd)
                         IRENE DIAS DA SILVA - BRAZILIAN BAR
                         ASSOCIATION/SAO PAULO CHAPTER (OAB/SP)
                         31.186

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